UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 18, 2012
(Date of Report (Date of Earliest Event Reported))

United Bancorp, Inc.
(Exact name of registrant as specified in charter)

Michigan	0-16640	38-2606280
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

2723 S. State Street, Ann Arbor, MI  48104
(Address of principal executive offices)

(734) 214-3700
(Registrant’s telephone number including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2012, Karen F. Andrews was appointed to the Board of Directors of United Bancorp, Inc. ("United") effective June 19, 2012. She will serve as a Class I director, with a term expiring at the 2013 Annual Meeting of Shareholders of United. Ms. Andrews was also appointed as a director of United's subsidiary bank, United Bank & Trust.

Ms. Andrews, who holds a SPHR certification, serves as Consultant and Managing Director with The Andrews Group, a human resources consulting service in Ann Arbor, Michigan. She holds a Bachelor’s degree in Industrial/Organizational Psychology from the University of Michigan, and a Master’s degree in Human Resources and Organizational Development from Eastern Michigan University.

Ms. Andrews began her career in human resources with a local consulting engineering firm. She has held leadership positions with Henry Ford Health System and McKinley, a well respected real estate investment firm. In 2012, she launched The Andrews Group, which offers solutions and strategies to help business leaders create teams and cultures that allow them to meet their goals.

Ms. Andrews is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no agreement, arrangement or understanding pursuant to which Ms. Andrews was selected as a director.

Ms. Andrews will be entitled to receive compensation for her service as a director consistent with the compensation paid to other directors as described in United's Proxy Statement for its May 8, 2012 annual meeting.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

99.1	Press Release dated June 20, 2012

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Bancorp, Inc. (Registrant)
By:

Date: June 20, 2012	/s/ Randal J. Rabe
Randal J. Rabe Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document
99.1	Press Release dated June 20, 2012.